FOR IMMEDIATE RELEASE	NEWS
February 19, 2008	NASDAQ:ARTW

ART’S-WAY ANNOUNCES A 139% INCREASE IN NET INCOME
FOR THE FISCAL YEAR 2007

ARMSTRONG, IOWA, February 19, 2008 - Art’s-Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of agricultural machinery, equipment and services announces its financial results for the fiscal year ended November 30, 2007.

Highlights:
•	Net sales increased $5,663,938 compared to the same period a year ago.
•	Year to date earnings per share are up $.66 over 2006.
•	As of February 2008, order backlog has increased to $15,406,000 compared to $11,792,000 in February 2007.

	For the Fiscal Year Ended November 30
	2007	2006	Change
Revenue	$25,517,750	$19,853,812	29%
Operating Income	$3,756,850	$1,772,840	112%
Net Income	$2,233,681	$933,540	139%
EPS (Basic)	$1.13	$0.47	140%
EPS (Diluted)	$1.13	$0.47	140%
EBITDA	$4,109,991	$2,129,218	93%
Weighted avg. shares outstanding:
Basic	1,978,932	1,970,676
Diluted	1,984,307	1,978,108

Revenue: Total revenue increased 29%, from $19.85 million to $25.52 million for the fiscal year ended November 30, 2007. A large portion of the increase is due to the full year of Art’s-Way Scientific revenues, versus only four months of revenue included in the same period ended November 30, 2006.

Income: Operating income increased from $1.77 million to $3.76 million for the fiscal year ended November 30, 2007, while net income for the fiscal year ended November 30, 2007 increased 139%, from $0.93 million to $2.23 million. These increases are due to an increase in sales and gross margin while holding the costs of operations, sales, and administration down.

EBITDA: EBITDA (Earnings before interest, taxes, depreciation, and amortization) increased 93% to $4.1 million for the fiscal year ended November 30, 2007, versus $2.1 million for the fiscal year ended November 30, 2006.

Earnings per Share: Earnings per diluted and basic share increased $.66 for the year ended November 30, 2007 to $1.13, which is a 140% increase over the earnings per share for the fiscal year ended November 30, 2006.

J. Ward McConnell, Executive Chairman of the Board of Directors said, “We are very pleased to report these record results for the Company. Our 2007 revenues dramatically increased when compared to 2006 due to our continual quarterly growth from our primary revenue sources and the increasing revenue growth of Art’s-Way Scientific, Inc. Our success further validates our client-driven model and our ability to provide high value added services. Our backlog is strong and we also continue to realize incremental operational efficiencies that will contribute to improved results and margins for the coming quarters.”

About Art’s-Way Manufacturing Co., Inc. (ARTW)
Art’s-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment. After market service parts are also an important part of the Company’s business. We have two wholly owned subsidiaries, Art’s-Way Vessels, Inc. manufactures pressurized tanks and vessels and Art’s-Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

This news release includes “forward-looking statements” within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company’s products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ markedly from management’s expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.